Exhibit 99.2

Recent Developments

In December 2019, a novel strain of coronavirus, COVID-19, was first detected in Wuhan, China, and has since spread to other regions, including the United States and Europe. On March 11, 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic. As a result, air, hotel and other travel bookings have suffered unprecedented reductions across the world, significantly adversely affecting our business. See “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. We have responded to the challenges created by the COVID-19 pandemic with liquidity and cost saving measures, as described below.

Significant events affecting travel, including events such as the terrorist attacks of September 11, 2001 and the 2003 outbreak of SARS (severe acute respiratory syndrome), typically have an impact on booking patterns, with the full extent of the impact generally determined by the length of time the event and related government and societal reactions influence travel decisions. COVID-19 has had a significant adverse effect on the travel industry, global travel bookings and on our business, financial condition and operating results. This adverse effect is very likely to continue until the virus is contained and may continue thereafter, particularly if government regulation of, and consumer attitudes toward, travel change in a lasting way.

Business Impact

Approximately 15% of our revenues are not directly linked to transaction volume for the travel industry as a whole, which mitigates our exposure to the impact of the virus to some extent.

Nonetheless, we are in a time of unprecedented disruption to the travel industry. Our revenue was down 92% in the second quarter of 2020. Travel Network bookings were down 105% for the second quarter of 2020. Gross air bookings were down 95%, 91%, and 86% in April, May and June of 2020, respectively. Net bookings (net of cancellations) were positive in June for the first time since early March and continued in positive territory in July. However, net bookings were negative in April and May, and for the second quarter as a whole as cancellations exceeded our expectations.

As of June 30, 2020, we have a reserve for future cancellations of approximately $60 million. The net value of revenue booked in respect of segments not yet departed, after taking into account related reserves, was approximately $27 million as of June 30, 2020. This reflects departures through the remainder of the year.

Liquidity and Cost Savings Measures

The reduction in revenues described above has significantly adversely affected our liquidity. We are responding with measures to increase our cash position, including through the current offerings, as well as previously announced actions such as borrowings under our existing revolving credit facility, implementation of cost savings measures and suspension of dividends and share repurchases. We are also reviewing other potential cost savings actions.

We had a cash balance of approximately $1.3 billion as of June 30, 2020. We anticipate receiving gross proceeds of approximately $250 million from this offering, assuming no exercise of the underwriters’ option to purchase additional shares in respect of the stock and approximately $250 million from the Concurrent Offering, assuming no exercise of the overallotment option in respect of the Mandatorily Convertible Preferred Stock (although settlement of this offering is not conditioned upon settlement of the Concurrent Offering). Our cash balance as of June 30, 2020, after giving effect on a pro forma basis to:

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receipt of the anticipated net proceeds from this offering and the Concurrent Offering (assuming no exercise of the options to purchase additional shares granted to the applicable underwriters in respect of either offering or the overallotment option);

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receipt of the anticipated net proceeds from the Proposed Notes Offering and application of those proceeds to the repayment of existing debt, which does not materially impact the pro forma cash balance;

•	liabilities for refunds from cancellations incurred or expected to be incurred but not yet paid, net of associated incentive fees due from agencies; and

•	approximately $60 million in remaining severance payments related to restructuring charges taken in the first half of 2020.

in the aggregate, would have been approximately $1.7 billion.

We believe that about two-thirds of our cost structure is adjustable in the near-term, comprised largely of incentive expenses that decline proportionally with bookings and including other variable expenses that are subject to the cost savings measures described below. Based on this, we estimate that, if there were no net bookings at all utilizing our services, we would incur cash outlay of revenue less expense, inclusive of interest, capital expenditures and debt amortization, of approximately $80 million per month based on our current cost structure after giving effect to:

•	the realization of approximately $275 million of estimated net savings in 2020 (assuming the effectiveness of the cost savings measures described below); and

•	consummation of the Concurrent Offering, the Proposed Notes Offering and current borrowings under our revolving credit facility.

This amount is an estimate and would be increased or decreased by any changes affecting our cost structure and on receipt of any bookings.

As previously announced, we identified and are in the process of removing costs from the business in 2020 that we currently estimate would result in over $275 million in net cash cost savings during 2020. In 2021 and beyond, on an annual run-rate basis, we expect these actions to result in approximately $200 million in savings versus 2019. Given the magnitude of travel decline and the unknown duration of the COVID-19 impact, we will continue to monitor travel activity and take additional steps should we determine they are necessary.

As part of these cost reduction efforts, we have taken the following actions with regard to our workforce and compensation programs:

•	A temporary reduction in base compensation pay for our US-based salaried workforce, including a 25% reduction for our CEO, from March 16, 2020 through July 5, 2020,

•	A temporary reduction in the cash retainer for members of the Board of Directors from March 16, 2020 through June 30, 2020,

•	The temporary suspension of our 401(k) match program for US-based employees,

•	Reductions in third-party contracting, vendor costs and other discretionary spending.

•	An offering of voluntary unpaid time off, voluntary severance and a voluntary early retirement program in the first quarter of 2020;

•	A temporary furlough of approximately one-third of our workforce during the second quarter of 2020; and

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A right-sizing of our global organization through a reduction in force that impacted approximately 800 team members across 44 office locations. This reduction is in addition to the separation of approximately 400 participants in voluntary severance and voluntary early retirement programs described above.

Additionally, the decline in global travel driven by COVID-19 is expected to result in:

•	A proportional decline in Sabre Travel Network incentive expense, and

•	A reduction in our semi-variable technology hosting costs, which were approximately $250 million in 2019.

We also announced an expanded, multi-year agreement with DXC Technology (“DXC”) that we expect will further reduce technology hosting costs.

In addition to the cost reductions described above:

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On March 16, 2020, our Board of Directors voted to suspend the payment of quarterly cash dividends on our common stock, effective with respect to the dividends occurring after the March 30, 2020 payment, and

•	We announced the suspension of our multi-year share repurchase program (the “Share Repurchase Program”).

Under the terms of the Amended and Restated Credit Agreement, the financial covenant related to our leverage ratio is suspended for a limited time if a “Material Travel Event Disruption” has occurred. As defined in the Amended and Restated Credit Agreement, a “Material Travel Event Disruption” means, in any given calendar month, a decrease of 10% or more in the number of “domestic revenue passenger enplanements” (determined by reference to the monthly “Air Traffic Statistics” published by the Bureau of Transportation Statistics) has occurred as a result of or in connection with a Travel Event (as defined in the Amended and Restated Credit Agreement) as compared to the number of “domestic revenue passenger enplanements” (determined by reference to the monthly “Air Traffic Statistics” published by the Bureau of Transportation Statistics) occurring in the corresponding month during the prior year or, if a Material Travel Event Disruption existed during such month, the most recent corresponding month in which no Material Travel Event Disruption occurred/existed.

As of June 30, 2020, the recent capacity reductions by domestic airlines in response to the COVID-19 outbreak and related anticipated decreases in domestic passenger enplanements, and a recent sharp decline in GDS bookings, has led to a finding that a Material Travel Event Disruption has occurred. As such, the leverage ratio covenant has been suspended for at least the second and third quarters of 2020. Based on July 2020 volumes, we expect the suspension of the leverage ratio covenant will continue into the fourth quarter of 2020.

DIVIDEND POLICY

Given the impacts of COVID-19, we have currently suspended share repurchases under our Share Repurchase Program as well as the payment of quarterly cash dividends on our common stock, effective with respect to the dividends occurring after the March 30, 2020 payment. See “Risk Factors— Risks Related to the Offering and Our Common Stock —We do not expect to pay any cash dividends for the foreseeable future.” Any future dividends that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. In the future we will periodically evaluate whether to make a dividend, and the amount and timing of any such dividends, based on our operating results, financial condition, capital requirements and general business conditions. If we recommence the payment of quarterly dividends in the future, we will not be obligated to continue a dividend for any fixed period, and the payment of dividends may be suspended or discontinued at any time at our discretion and without prior notice.